Exhibit 99.(l)(1)

CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Legal Matters” in the definitive Prospectus and Statement of Additional Information of Brookfield Real Assets Income Fund Inc. as filed with the Securities and Exchange Commission on or about April 23, 2021.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York

April 26, 2021